JOINT FILER INFORMATION

Name of Joint Filer:	Advantage Capital Financial Company, L.L.C.

Address of Joint Filer:	909 Poydras Street, Suite 2230 New Orleans, LA 70112

Relationship of Reporting Person:	May be deemed a member of a group that is a 10% owner

Designated Filer:	Advantage Capital Partners IV Limited Partnership

Issuer and Ticker or Trading Symbol:	OMNI Energy Services Corp. (OMNI)

Period Covered by the Report:	December 22, 2003

ADVANTAGE CAPITAL FINANCIAL COMPANY, L.L.C.

Signature of Joint Filer:	/s/ Gerald J. Daigle, Jr.
Gerald J. Daigle, Jr. as attorney-in-fact for Steven T. Stull, President